                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               ZAPATA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act

         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3) Filing Party:

--------------------------------------------------------------------------------
         (4) Date Filed:

--------------------------------------------------------------------------------

                           [ZAPATA CORPORATION LOGO]

                               November 13, 1996

To Our Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Zapata Corporation, to be held on December 5, 1996, at 9:00 a.m., Baltimore time, at the Sheraton International Hotel, 7032 Elm Road, Baltimore, Maryland.

     At the meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company's 1995 Annual Report to Stockholders has been or is being furnished to stockholders.

     Whether or not you plan to attend the Annual Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the Annual Meeting, even if you send in your proxy.

     We appreciate your continued interest in Zapata.

                                     Sincerely,


                                     Avram A. Glazer
                                     President and Chief Executive Officer

                               ZAPATA CORPORATION
                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 5, 1996

To the Stockholders of Zapata Corporation:

     Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Zapata Corporation, a Delaware corporation ("Zapata" or the "Company"), will be held at the Sheraton International Hotel, 7032 Elm Road, Baltimore, Maryland, on Thursday, December 5, 1996, at 9:00 a.m., Baltimore time, for the following purposes:

          1. The election of two directors as members of Class I of the Board of Directors.

          2. To consider and vote on the proposed 1996 Long-Term Incentive Plan of Zapata covering 5,000,000 shares of the Company's Common Stock.

          3. To consider and vote on a stockholder proposal to request the Board of Directors to take the steps necessary to provide for cumulative voting of the Company's Common Stock.

          4. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on November 4, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at least ten days prior to the Annual Meeting during normal business hours at the offices of the Company.

     Stockholders are cordially invited to attend the Annual Meeting in person. Those who do not plan to attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy, for which a return envelope is provided.

                                     By Order of the Board of Directors,


                                     Joseph L. von Rosenberg III
                                     Executive Vice President, General Counsel and Corporate Secretary

Houston, Texas
November 13, 1996

                               ZAPATA CORPORATION

                                PROXY STATEMENT

GENERAL

     This Proxy Statement is being furnished to the stockholders of Zapata in connection with the solicitation of proxies by the Board of Directors for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, December 5, 1996, at 9:00 a.m., Baltimore time, at the Sheraton International Hotel, 7032 Elm Road, Baltimore, Maryland, and at any adjournment or postponement thereof.

     This Proxy Statement, the attached Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders of Zapata on or about November 14, 1996.

     The 1996 Annual Meeting was delayed beyond the time it normally would have been held because Zapata desired to present for a vote at the same meeting a proposal relating to an acquisition. However, the agreement relating to the proposed acquisition was terminated on October 8, 1996. Because the Company's 1996 fiscal year has now ended, information is included in this Proxy Statement relating to the 1996 fiscal year to the extent available.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, including any adjournment or postponement thereof, the stockholders of Zapata will be asked to consider and vote upon the proposals summarized in the attached Notice of Annual Meeting. Each proposal is described in more detail in this Proxy Statement.

RECORD DATE; OUTSTANDING SHARES; QUORUM

     Stockholders of record at the close of business on November 4, 1996 (the "Record Date") are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. On the Record Date, the issued and outstanding capital stock of Zapata consisted of 29,548,707 shares of Common Stock (the "Common Stock") and 2,627 shares of $2 Noncumulative Convertible Preference Stock (the "$2 Preference Stock"), each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of voting stock of Zapata is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned or postponed in order to permit further solicitations of proxies by Zapata. Proxies given pursuant to this solicitation and not revoked will be voted at any adjournment or postponement of the Annual Meeting in the manner set forth below.

VOTE REQUIRED; ABSTENTIONS AND NON-VOTES

     Two directors to serve in Class I of the Board of Directors will be elected by a plurality of the votes cast by the holders of Common Stock and $2 Preference Stock. There will be no cumulative voting in the election of directors. The proposal to approve the 1996 Long-Term Incentive Plan of Zapata and the stockholder proposal regarding comulative voting each require the affirmative vote of holders of a majority of the shares of Common Stock and $2 Preference Stock present in person or represented by duly executed proxies at the Annual Meeting and entitled to vote on the matter, voting together as a class.

     Abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against a matter, except as to the election of directors as to which they will have no effect. A broker non-vote (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote on a particular matter) is counted for purposes of determining the existence of a quorum and will have no effect on the outcome of the vote on any of the proposals.

VOTING OF PROXIES

     SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS HAVE BEEN GIVEN IN A PROXY AND AUTHORITY TO VOTE HAS NOT BEEN WITHHELD, THE SHARES REPRESENTED THEREBY WILL BE VOTED: FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS (PROPOSAL 1); FOR THE APPROVAL OF THE 1996 LONG-TERM INCENTIVE PLAN OF ZAPATA (PROPOSAL 2); AGAINST THE STOCKHOLDER PROPOSAL TO REQUEST THE BOARD OF DIRECTORS TO TAKE THE STEPS NECESSARY TO PROVIDE FOR CUMULATIVE VOTING OF COMMON STOCK (PROPOSAL 3); AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary, at the Company's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. The principal executive offices of the Company are located at 1717 St. James Place, Suite 550, Houston, Texas 77056. The mailing address of the Company is P.O. Box 4240, Houston, Texas 77210-4240. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Company's principal executive offices.

SOLICITATION OF PROXIES; EXPENSES

     Solicitation of proxies by mail is expected to commence on or about November 14, 1996, and the cost thereof will be borne by the Company. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telecopy or personal interview. Arrangements also will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock and $2 Preference Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company also has retained Georgeson & Company, Inc. to assist in the solicitation of proxies for a fee estimated at $6,000.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Zapata's Restated Certificate of Incorporation, as amended, provides for the classification of the Company's Board of Directors into three classes (Class I, Class II and Class III), having staggered terms. The current term of office of directors in Class I expires at the Annual Meeting. The terms of office of the directors in Classes II and III will expire at the annual meetings of stockholders to be held in 1997 and 1998, respectively. At the Annual Meeting, two Class I directors will be elected to serve for terms expiring at the 1999 annual meeting of stockholders.

     It is the intention of the persons designated as proxies in the enclosed proxy card, unless the proxy is marked with contrary instructions, to vote for the election of Messrs. Malcolm I. Glazer and Ronald C. Lassiter as Class I directors to serve until the 1999 annual meeting of stockholders and until their successors have been duly elected and qualified. If either of these nominees becomes unavailable for any reason, shares represented by such proxies will be voted for such person or persons, if any, as may be designated by the Board of Directors. At present, it is not anticipated that any nominee will be unable to serve. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES

     The following sets forth certain information with respect to the business experience of each nominee during the past five years.

     MALCOLM I. GLAZER, age 68, has been a director of Zapata since July 1993. Mr. Glazer has served as Chairman of the Board of Directors since July 1994, and served as President and Chief Executive Officer from August 1994 until March 1995. Mr. Glazer has been a self-employed private investor whose diversified portfolio consists of investments in television broadcasting, restaurants, restaurant equipment, food services equipment, health care, banking, real estate, stocks, government securities and corporate bonds, for more than the past five years. He also is the owner of the Tampa Bay Buccaneers, a National Football League franchise. He is a director and Chairman of the Board of Houlihan's Restaurant Group, Inc. ("Houlihan's") and also is a director of Specialty Equipment Companies, Inc. ("Specialty") and Envirodyne Industries, Inc. ("Envirodyne"). Malcolm I. Glazer is the father of Avram A. Glazer.

     RONALD C. LASSITER, age 64, has been a director of Zapata since 1974. Mr. Lassiter served as Acting Chief Operating Officer of Zapata from December 1994 to March 1995. He served as Chairman of the Board of Directors from December 1985 to July 1994, and Chief Executive Officer from January 1983 to July 1994. From July 1994 until December 1994, he was Chairman and Chief Executive Officer of Zapata Protein, Inc., a subsidiary of the Company. In December 1994, Mr. Lassiter withdrew from an active management role with Zapata Protein, Inc. as a result of his participation in a group seeking to acquire that subsidiary. That proposed acquisition was not consummated, and Mr. Lassiter resumed his active management role as Chairman and Chief Executive Officer of Zapata Protein, Inc. pursuant to the consulting agreement described under "Executive
Compensation -- Employment Agreements." He has served in various positions with Zapata since 1970. In addition, Mr. Lassiter serves as a director and Chairman of Daniel Industries, Inc.

CONTINUING DIRECTORS

     The following sets forth certain information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting. Information is provided concerning the business experience of each continuing director during the past five years and the other directorships held by each continuing director. Unless otherwise indicated, each person has had the same principal occupation for at least five years.

                    CLASS II DIRECTOR -- TERM EXPIRING 1997

     AVRAM A. GLAZER, age 36, has been a director of Zapata since July 1993. Mr. Glazer has served as President and Chief Executive Officer of Zapata since March 1995. Prior to that time, he was employed by, and worked on behalf of, Malcolm
I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including Florida Management Office, TV Management Office, Farmington Mobile Home Park, Inc., Century Development Corporation d/b/a KGNS Laredo and Canandaigua Mobile Park. He also serves as a director of Houlihan's, Specialty and Envirodyne. Avram A. Glazer is a son of Malcolm I. Glazer.

                    CLASS III DIRECTOR -- TERM EXPIRING 1998

     ROBERT V. LEFFLER, JR., age 51, has served as a director of Zapata since May 1995. Mr. Leffler also has served as owner of the Leffler Agency, an advertising and marketing/public relations firm based in Baltimore, Maryland that specializes in sports, rental real estate and medical areas, for more than the past five years. Among the clients of the Leffler Agency are the Tampa Bay Buccaneers, a National Football League franchise owned by Malcolm I. Glazer.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1995 and fiscal 1996, the Board of Directors held eleven meetings and eight meetings, respectively. Committees of the Board of Directors included a Compensation Committee, a Nominating Committee, an Executive Committee and an Audit Committee and a special committee formed for the purpose of investigating merger and acquisition transactions involving Zapata and Houlihan's and Specialty (the "Special Committee") and its predecessor special committee, which acted in connection with Zapata's acquisition of its investment in Envirodyne. The Board of Directors elected to assume the responsibilities of the Executive Committee effective December 15, 1995, and elected to assume the responsibilities of the Compensation and Nominating Committees effective May 1996.

     The Audit Committee currently is composed of Mr. Robert V. Leffler, Jr. Mr.
W. George Loar was a member of the Audit Committee until his death in September 1996. The Audit Committee held two meetings in fiscal 1995 and one meeting in fiscal 1996. The Audit Committee meets with Zapata's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board of Directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

     The Compensation Committee was composed of Messrs. Avram A. Glazer (until his resignation from the Compensation Committee in January 1996) and Ronald C. Lassiter and Robert V. Leffler, Jr. (until the Board of Directors assumed the responsibilities of the Compensation Committee effective May 1996). The Compensation Committee held three meetings during fiscal 1995 and one meeting during fiscal 1996. The functions performed by the Compensation Committee included reviewing Zapata's executive salary and bonus structure; reviewing Zapata's stock option plans; recommending directors' fees; setting bonus goals; and approving salary and bonus awards to key executives.

     The Nominating Committee was composed of Messrs. Malcolm I. Glazer and W. George Loar during fiscal 1995 and fiscal 1996 (until the Board of Directors assumed the responsibilities of the Nominating Committee effective May 1996). The Nominating Committee held two meetings during fiscal 1995 and did not meet during fiscal 1996. The functions previously performed by the Nominating Committee included proposing candidates to fill vacancies on the Board of Directors, reviewing the structure and composition of the Board of Directors, and considering qualifications requisite for continuing Board service.

     The Special Committee is composed of Messrs. Ronald C. Lassiter and Robert
V. Leffler, Jr. Mr. W. George Loar was a member of the Special Committee until his death in September 1996.

     During each of the fiscal years ended September 30, 1995 and September 30, 1996, each director of Zapata attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which he served.

COMPENSATION OF DIRECTORS

     During the fiscal years ended September 30, 1995 and September 30, 1996, those members of the Board of Directors who were not employees of the Company were paid an annual retainer of $20,000 (paid on a quarterly basis effective April 1, 1995), plus $1,000 for each committee of the Board of Directors on which a member of the Board of Directors served. Those directors who also are employees of the Company do not receive any additional compensation for their services as directors.

     Pursuant to Zapata's Amended and Restated Special Incentive Plan, each nonemployee director of Zapata automatically receives, following initial appointment or election to the Board of Directors, a grant of options to purchase 20,000 shares of Common Stock at the fair market value on the date of the grant. Each such option is exercisable in three equal annual installments after the date of the grant.

     As members of the Special Committee, Mr. Lassiter, Chairman of the Special Committee, was paid $20,000 and Messrs. Leffler and Loar were paid $15,000 each for their work in connection with a proposed merger of Houlihan's with a wholly owned subsidiary of Zapata. That transaction was terminated by Zapata on October 8, 1996. Zapata also entered into indemnification agreements with the members of the Special Committee containing provisions for comprehensive indemnification and advancement of expenses to the fullest extent permitted by applicable law.

     Peter M. Holt served as a director of Zapata until his resignation in November 1995. In November 1993, Mr. Holt and Zapata entered into a three-year Consulting Agreement pursuant to which Zapata agreed to pay Mr. Holt an annual consulting fee of $200,000 for the first year, $150,000 for the second year and $130,000 for the third year. Pursuant to the Consulting Agreement, during the first eighteen months of its term, Mr. Holt served in the capacity of Chairman and Chief Executive Officer of the divisions or subsidiaries of the Company engaged in the natural gas compression business. The Consulting Agreement provided that, commencing in May 1995 and for the remaining 18 months of the term of the Consulting Agreement, Mr. Holt would serve as Chairman of such divisions and subsidiaries. Mr. Holt also served as Chief Executive Officer of such divisions and subsidiaries. The Company's remaining obligations under the Consulting Agreement terminated in November 1995 upon Mr. Holt's resignation from the Board of Directors of the Company and from all of his management and board positions with affiliates of the Company.

RESIGNATION OF DIRECTOR

     Effective as of and by letter (the "Resignation Letter") dated November 16, 1995, Mr. Holt resigned from the Company's Board of Directors and from all of his management and board positions with the Company's affiliates. The Resignation Letter stated that Mr. Holt was resigning because of a disagreement with Zapata on matters relating to the Company's operations, policies and practices. Specifically, the letter described Mr. Holt's disagreement with Zapata as a disagreement regarding (i) the characterization of certain matters in Zapata's November 13, 1995 proxy statement (the "November 1995 Proxy Statement") prepared in connection with a special meeting of the Company's stockholders held on December 15, 1995 for the purpose of considering and voting on the approval of the sale of the Company's natural gas compression business conducted by two of its wholly owned subsidiaries, Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries"), and (ii) the Company's implementation of its new strategic plan involving repositioning Zapata in the food services business and exiting the energy business.

     With regard to the November 1995 Proxy Statement, the Resignation Letter asserted that certain disclosures contained therein required correction in order to not be misleading. Specifically, the Resignation Letter asserted that: (i) the Company's new strategic plan to enter the food services business was not adopted by the Board of Directors until September 20, 1995, and yet the November 1995 Proxy Statement stated that the strategy had been in development since late 1994 and early 1995; (ii) Zapata had already identified its acquisition candidates for expansion into the food services industry to be funded with the proceeds from the sale of Energy Industries and that the failure to so state in the proxy materials was misleading; and (iii) Zapata had failed to advise its stockholders of what was meant by the words "new strategy" and "acquisitions in the food service industry" in that, to the knowledge of Mr. Holt, the only acquisitions that have been seriously considered by Zapata in furtherance of its new strategy were acquisitions from Malcolm I. Glazer and his affiliates. With respect to the last assertion, the Resignation Letter refers to the formation of the Special Committee on September 20, 1995 for the purpose of considering the possible investments in Houlihan's and Specialty.

     The Company believes Mr. Holt's description of his disagreement with Zapata contained in the Resignation Letter is both inaccurate and incomplete. Mr. Holt's Resignation Letter asserted that Zapata's new strategy of departing the energy industry and entering the food services industry was not presented to the Company's Board of Directors for a vote until the special meeting of the Board of Directors held on September 20, 1995. Zapata notes, however, that at a meeting of the Board of Directors held on May 5, 1995, the Board of Directors, with Mr. Holt participating, approved the engagement of Schroder Wertheim & Co. Incorporated, an investment banking firm, as Zapata's financial advisor in connection with the sale of Zapata's then primary energy-related assets, Energy Industries and Cimarron Gas Holding Company, and the authorization of appropriate officers of Zapata to negotiate terms and conditions of the sale of these businesses with viable bidders. At the same May 5, 1995 meeting, Mr. Holt participated in a discussion by the directors of the possibility that Zapata might purchase stock of Envirodyne. At a meeting of the Board of Directors held on May 30, 1995, the Board of Directors, with Mr. Holt participating, decided to form a special committee of the Board of Directors to consider the acquisition of common stock of Envirodyne from the Malcolm Glazer Trust. At the May 30, 1995 meeting of the Board of Directors, Avram A. Glazer made a presentation to the Board of Directors of a plan to reposition Zapata into the food services business, including references to potential acquisition candidates. Mr. Holt participated in this discussion, from which there emerged a consensus among the members of the Board of Directors to pursue the redirection of Zapata's business into the food services industry, and Mr. Holt voiced no objection to the proposed redirection. The new direction of Zapata was also discussed at length at Zapata's Annual Meeting of Stockholders held on July 27, 1995, at which Mr. Holt was present. To the knowledge of Zapata, Mr. Holt had not, prior to the Company's receipt of the Resignation Letter, informed any member of the Board of Directors or executive officer of Zapata that he objected to Zapata's proposed exit from the energy business and redirection of its business into the food services industry.

     In addition, Zapata also notes that on June 8, 1995 Mr. Holt and another party submitted a non-binding indication of interest to acquire Energy Industries. That proposal was not pursued by Zapata because it would have involved terms substantially less favorable to Zapata and its stockholders than the terms of the proposal of Weatherford Enterra, Inc. A portion of the offered consideration in such proposal was the Common Stock owned by Mr. Holt and his affiliates, which the proposal would have valued at a premium over the market price of the Common Stock.

     Zapata also disagrees with Mr. Holt's assertion that the statements contained in the November 1995 Proxy Statement regarding the use of proceeds of the Energy Industries sale were misleading. The statements in the November 1995 Proxy Statement regarding the use of proceeds are (i) that Zapata intended to use the net proceeds of the Energy Industries sale for general corporate purposes, which might include repayment of debt, and for future acquisitions, which were expected to be in the food services industry, and (ii) that Zapata did not have any current plans or proposals to use the proceeds of the Energy Industries sale for specific acquisitions or joint ventures. Zapata continues to believe that these statements were accurate when made.

     In connection with Mr. Holt's resignation, Zapata also notes that : (1) beginning no later than June 1995, Mr. Holt and his representatives on several occasions requested that Zapata repurchase all of the shares of Common Stock owned by Mr. Holt and his affiliates in a private transaction at a premium over the public trading price; (2) together with the Resignation Letter, Zapata received a copy of the petition filed in the 148th Judicial District Court of Nueces County, Texas by Mr. Holt and certain of his affiliates who sold their interests in Energy Industries, Inc. to Zapata in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"), in which the Holt Affiliates seek substantial monetary relief against Zapata (see "-- Holt Litigation"); and (3) on August 16, 1995, Zapata informed Mr. Holt of an indemnification claim of approximately $6 million against the Holt Affiliates in connection with what Zapata believes are breaches of representations and warranties by the Holt Affiliates in the 1993 purchase agreement pursuant to which Zapata purchased Energy Industries from the Holt Affiliates. Mr. Holt has disputed the latter claim and it remains unresolved.

  Holt Litigation

     On November 9, 1995, a petition was filed in the 148th Judicial District Court of Nueces County, Texas by the Holt Affiliates. The petition lists Zapata, Malcolm I. Glazer and Avram A. Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the defendants concerning Zapata's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition does not allege a breach of any provision of the purchase agreement to which Zapata acquired Energy Industries from the Holt Affiliates, but alleges that various representatives of Zapata and Malcolm I. Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) Zapata's repurchase of the approximately 2.8 million shares of Common Stock owned by the Holt Affiliates for $15.6 million (which relief is no longer possible because the Holt Affiliates sold most of their Common Stock in March and April 1996); (ii) the disgorgement to the Holt Affiliates of Zapata's profit made on the sale of Energy Industries; or (iii) the money damages based on the alleged lower value of the Common Stock had the alleged misrepresentations not been made. Zapata believes that the petition and the allegations therein are without merit and intends to defend the case vigorously.

CERTAIN LITIGATION INVOLVING DIRECTORS OF THE COMPANY

     On August 11, 1995, a derivative and class action was filed by Elly Harwin against Zapata and its then directors in the Court of Chancery of the State of Delaware, New Castle County. On January 18, 1996, a second derivative action was filed by Crandon Capital Partners against Zapata and its directors in the same court. On May 7, 1996, a third derivative action was filed by Elly Harwin and Crandon Capital Partners against Zapata and its directors in the same court. On October 4, 1996, a motion for leave to file an amended complaint for a consolidated derivative and class action (the "Harwin/Crandon Case") was filed by these same parties in the same court; Zapata does not oppose the motion. The consolidated complaint alleges that Zapata's directors engaged in conduct constituting breach of fiduciary duty and waste of Zapata's assets in connection with Zapata's investment in Envirodyne, in connection with the decision to shift Zapata's business focus from energy to food services, and in connection with a proposed (but subsequently abandoned) merger of Houlihan's with a wholly owned subsidiary of Zapata (the "Merger"). The complaint alleges, among other things, that the purchase of Envirodyne common stock from Malcolm I. Glazer's affiliate was a wrongful expenditure of Zapata's funds and was designed to permit Malcolm
I. Glazer to obtain personal financial advantage to the detriment of Zapata. The complaint also alleges that Zapata's Board of Directors is controlled by Malcolm
I. Glazer and that Mr. Loar lacked independence from Malcolm I. Glazer because he was employed until his retirement (which occurred more than five years ago) by a corporation indirectly controlled by Malcolm I. Glazer, that Mr. Leffler lacks such independence because of his status as a paid consultant to Malcolm I. Glazer, that Avram A. Glazer lacks such independence because of familial relationship and that Mr. Lassiter lacks such independence by reason of an employment or consulting relationship with Zapata. The complaint seeks relief including, among other things, rescission of Zapata's purchase of the shares of Envirodyne common stock from the Malcolm Glazer Trust; injunctive relief to void the election of Messrs. Leffler and Loar as directors at Zapata's Annual Meeting of Stockholders held on July 27, 1995 and to enjoin consummation of the Merger and any transaction in which Malcolm I. Glazer has an interest; and an award of unspecified compensatory damages and expenses, including attorneys' fees. Zapata believes that the complaint and the allegations contained therein are without merit and intends to defend the Harwin/Crandon Case vigorously.

     On May 31, 1996, a fourth derivative and class action (the "Pasternak Case") was filed by Arnold Pasternak against Zapata and its directors in the Court of Chancery of the State of Delaware, New Castle County. The complaint alleged that Zapata's directors engaged in conduct constituting breach of fiduciary duty and waste of Zapata's assets in connection with the Merger. The complaint further alleged that the Merger consideration was unfair and excessive and that the Merger would result in voting power dilution, unfairly benefiting Malcolm I. Glazer. On July 11, 1996, the plaintiff filed an amended complaint. The amended complaint alleged that the Agreement and Plan of Merger for the Merger (the "Merger Agreement") was in conflict with Article SEVENTH of Zapata's Restated Certificate of Incorporation, which provides that an affirmative vote or consent of a supermajority of 80% of outstanding voting stock is necessary under certain circumstances. The plaintiff filed a motion for a preliminary injunction requesting that the court preliminarily enjoin Zapata from consummating the Merger based on the contention that under Article SEVENTH the Merger would require the approval of holders of 80% of Zapata's outstanding voting stock. Zapata does not believe that a supermajority vote was required under the circumstances of the Merger, and its position is supported by an opinion of special Delaware counsel. A hearing concerning whether Article SEVENTH applies to the Merger Agreement and the Merger was held before the Court of Chancery on September 6, 1996. On September 24, 1996, the Court of Chancery decided that Article SEVENTH did apply to the Merger Agreement and the Merger. On October 3, 1996, Zapata filed a notice of appeal with the Supreme Court of the State of Delaware regarding the decision of the Court of Chancery. On October 15, 1996, the plaintiff moved to dismiss Zapata's appeal as moot, in light of the termination of the Merger Agreement on October 8, 1996. On November 7, 1996, the Supreme Court of the State of Delaware denied the plaintiff's motion to dismiss Zapata's appeal.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation with respect to the fiscal years ended September 30, 1996, 1995, 1994 and 1993 for services in all capacities rendered to Zapata and its subsidiaries by the Company's chief executive officer and the other most highly compensated executive officers of the Company with annual compensation in excess of $100,000 who were serving as executive officers on September 30, 1996 (the "1996 Named Officers"). The table also includes information for additional persons who were among the most highly compensated executive officers or served as Chief Executive Officer of the Company during the fiscal year ended September 30, 1995 (the "1995 Additional Officers" and together with the 1996 Named Officers, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION            ALL
                                                          ---------------------          OTHER
          NAME AND PRINCIPAL POSITION            YEAR      SALARY      BONUS(1)       COMPENSATION(2)
          ---------------------------            ----     --------     --------       ---------------
1996 Named Officers:

Avram A. Glazer                                  1996     $300,000           --            --
  President and Chief Executive Officer(3)       1995      183,240           --            --

Ronald C. Lassiter                               1996      215,900           --            --
  Chairman and Chief Executive Officer of        1995      197,000           --            --
  Zapata Protein, Inc.(4)                        1994      344,859           --            --
                                                 1993      358,600     $175,000       $ 2,100

Joseph L. von Rosenberg III                      1996      129,687       50,000(6)         --
  Executive Vice President, General              1995      117,750       25,000            --
  Counsel and Corporate Secretary(5)             1994       91,000           --            --
                                                 1993       24,000        5,000            --

Robert A. Gardiner                               1996      100,695           --            --
  Chief Financial Officer                        1995       85,785       15,000         5,464
                                                 1994       77,953        5,000         1,738
                                                 1993       74,256       18,500         1,707

1995 Additional Officers:

Malcolm I. Glazer                                1995       11,250           --            --
  Chairman(7)                                    1994       29,800           --            --

Robert W. Jackson                                1995      200,000           --            --
  President and Chief Executive Officer          1994      200,000           --            --
  of Cimarron(8)                                 1993      200,000           --            --

Joseph B. Mokry                                  1995      192,855       83,640            --
  President and Chief Operating Officer          1994      172,260      100,080         8,512
  of Energy Industries, Inc.(9)

Lamar C. McIntyre                                1995      131,943           --         7,800
  Vice President, Chief Financial                1994      113,881           --         2,230
  Officer and Assistant Secretary(10)            1993      108,964       18,000         2,382

Bruce K. Williams, Chairman,                     1995      140,434           --        22,645(11)
  President and Chief Executive Officer          1994      160,824       39,000         3,596
  of Zapata Exploration Company (11)             1993      156,240       54,684         3,193

---------------

 (1) The Company has not yet established bonuses for the 1996 Named Officers for the 1996 fiscal year.

 (2) The amounts indicated represent Zapata's contributions to its profit-sharing plan.

 (3) In March 1995, Mr. A. Glazer was elected as President and Chief Executive Officer of Zapata. In addition to regular salary, the amount shown in the "Salary" column includes director and board committee fees for the portion of the fiscal year during which Mr. A. Glazer was not an executive officer.

 (4) Amounts in the "Salary" column include amounts paid to Mr. Lassiter under the consulting agreement between Zapata and Mr. Lassiter described below under "-- Employment Agreements." Amounts in the "Salary" column also include director and board committee fees of $40,900 and $20,000 for fiscal years 1996 and 1995, respectively.

 (5) Mr. von Rosenberg joined the Company in June 1993.

 (6) Mr. von Rosenberg's employment agreement provides that he will receive a bonus of at least $50,000 for the 1996 calendar year. See "-- Employment Agreements."

 (7) Mr. M. Glazer currently serves as Chairman, and served as President and Chief Executive Officer of Zapata from August 1994 to March 1995. He received no compensation during the period for acting in these capacities other than director and board committee fees, which are included in the "Salary" column.

 (8) Mr. Jackson ceased serving as an executive officer of Zapata effective December 1, 1995. See "-- Employment Agreements."

 (9) In connection with the sale of the assets of Energy Industries, Mr. Mokry ceased serving as an executive officer of Zapata in December 1995.

(10) Mr. McIntyre ceased serving as an executive officer of Zapata effective January 15, 1996. See "-- Employment Agreements."

(11) In connection with the closing of the sale of the assets of Zapata Exploration Company, Mr. Williams ceased serving as an executive officer of Zapata on August 14, 1995. The amount included in the "All Other Compensation" column for 1995 includes amounts paid to Mr. Williams under the consulting agreement between Zapata and Mr. Williams described below under "-- Employment Agreements."

     While the officers of Zapata receive benefits in the form of certain perquisites, none of the Named Officers has received perquisites which exceed in value the lesser of $50,000 or 10% of such officer's salary and bonus for any of the fiscal years shown in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF                   VALUE OF
                                                               SECURITIES UNDERLYING            UNEXERCISED
                                      SHARES                    UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                     ACQUIRED      VALUE        AT FISCAL YEAR-END          AT FISCAL YEAR-END
            NAME             YEAR   ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----             ----   -----------   --------   -------------------------   -------------------------
1996 Named Officers:

Avram A. Glazer............. 1996            0           0              20,000/0                       0/0
                             1995            0           0          13,333/6,667                       0/0

Ronald C. Lassiter.......... 1996            0           0                   0/0                       0/0
                             1995      244,000    $289,750                   0/0                       0/0

Joseph L. von Rosenberg
  III....................... 1996            0           0              20,000/0                       0/0
                             1995            0           0          13,333/6,667                       0/0

Robert A. Gardiner.......... 1996            0           0               6,000/0                 $ 3,375/0
                             1995            0           0               6,000/0                   6,750/0

1995 Additional Officers:

Malcolm I. Glazer........... 1995            0           0          13,333/6,667                       0/0

Robert W. Jackson........... 1995            0           0                   0/0                       0/0

Lamar C. McIntyre........... 1995            0           0              42,000/0                  52,000/0

Joseph B. Mokry............. 1995            0           0                   0/0                       0/0

Bruce K. Williams........... 1995       98,000     122,500                   0/0                       0/0

     The options included in the foregoing table were granted under Zapata's 1990 Stock Option Plan, except in the case of Messrs. A. Glazer and M. Glazer, whose options were granted under Zapata's Amended and Restated Special Incentive Plan with respect to their service as nonemployee directors. The options were granted at market value on the date of grant and are exercisable in cumulative one-third installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the grant date. On September 30, 1995 and 1996, the closing price per share of Common Stock on the NYSE was $4.375 and $3.625, respectively. No options were granted to any of the Named Officers in fiscal 1995 or 1996.

PENSION PLAN INFORMATION

     Effective January 15, 1995, Zapata amended its Pension Plan to provide that highly compensated employees (those having covered annual compensation in excess of $66,000) will not earn additional benefits under the plan after that date. In addition, Zapata terminated its Supplemental Pension Plan except with respect to benefits already accrued. Named Officers who are participants in the Pension Plan include Messrs. Lassiter, von Rosenberg and Gardiner and former officers McIntyre and Williams. Mr. Lassiter retired for purposes of the Pension Plan effective August 1, 1994 and receives annual benefits of $87,860 under the Pension Plan and $101,512 under the Supplemental Pension Plan. Upon retirement, the estimated annual benefits payable under the Pension Plan to Mr. von Rosenberg and Mr. Gardiner are $2,410 and $18,400, respectively (assuming payments commence at age 65 on a single life annuity basis). Annual benefits under the Pension Plan upon reaching age 65, assuming payments on a single-life annuity basis, are $48,940 for Mr. McIntyre and $58,810 for Mr. Williams. Mr. Williams, who also was entitled to a supplemental pension payment of $5,944 at age 65, took a lump sum distribution of his benefits under both plans in September 1996.

EMPLOYMENT AGREEMENTS

     Effective as of March 15, 1991, Zapata entered into an employment agreement with Mr. Lassiter. The agreement provided for continuation of salary for a three-year period following termination of employment under certain circumstances occurring within two years after a change of control. A "change of control" for purposes of this provision occurred in July 1992. As a result of the change in Mr. Lassiter's responsibilities in July 1994, Mr. Lassiter terminated his employment under this provision of his contract. Subsequently, Mr. Lassiter entered into a consulting agreement (the "Lassiter Consulting Agreement") with Zapata under which he agreed to serve as Chairman and Chief Executive Officer of Zapata Protein, Inc. for the same aggregate compensation he would have been entitled to receive under the termination provisions of the employment agreement, with the payment schedule deferred over a more extended period of time so long as Mr. Lassiter continues to serve under the Lassiter Consulting Agreement. The payments to Mr. Lassiter under the provisions of the Lassiter Consulting Agreement are included in the "Salary" column of the Summary Compensation Table.

     Effective as of June 1, 1996, Zapata entered into an employment agreement with Mr. von Rosenberg. The agreement provides for a base salary of $165,000 per year. The base salary is subject to review at least annually, provided that it may not be decreased without Mr. von Rosenberg's consent. Under the agreement, Mr. von Rosenberg is entitled to receive a bonus of at least $50,000 for the 1996 calendar year. Prior to any change in control of Zapata, the agreement provides for a payment to Mr. von Rosenberg of 150% of his base salary in the event of termination of his employment with Zapata (i) by Mr. von Rosenberg for Good Reason (as defined in the employment agreement) or (ii) by Zapata without Cause (as defined in the employment agreement). Following any change in control of Zapata, Mr. von Rosenberg generally would be entitled to an amount equal to
2.99 times his average annual compensation for the five-calendar-year period immediately preceding the change in control in the event of termination of his employment with Zapata (i) by Mr. von Rosenberg for Good Reason within one year after the change in control or (ii) by Zapata without Cause. The agreement terminates on November 30, 1997 but will be renewed automatically for each subsequent 18-month period, except as the parties may otherwise agree.

     Effective as of September 30, 1992, Cimarron Holding Company, a subsidiary of Zapata ("Cimarron"), entered into an employment agreement with Robert W. Jackson (the "Jackson Agreement"). The Jackson Agreement provided for Mr. Jackson's continuing employment as President, Chief Executive Officer and

Director of Cimarron for a period of five years and contained provisions requiring salary continuation payments for the remainder of the term of the agreement in the event of a termination without cause or a voluntary resignation for "good reason." On December 1, 1995, Zapata and Cimarron entered into a Mutual Release Agreement (the "Mutual Release Agreement") with Mr. Jackson, pursuant to which Mr. Jackson resigned from his position as Chairman, President and Chief Executive Officer of Cimarron, and the parties compromised, settled and resolved all rights and obligations pursuant to all contracts, agreements or benefit plans by or among the parties, as well as all controversies among them. Under the Mutual Release Agreement, the Jackson Agreement was terminated and Zapata and Cimarron agreed to make a one-time payment of $306,534 to Mr. Jackson, representing the present value of the continuing payments that would have been due under the Jackson Agreement, less a negotiated amount reflecting settlement of certain unresolved disputes and early termination of certain other agreements.

     Effective October 1, 1994, Zapata entered into an employment agreement with Mr. McIntyre. The agreement provided for continuing employment of Mr. McIntyre as Vice President, Treasurer and Chief Financial Officer until December 17, 1998 at a compensation level at least equal to Mr. McIntyre's base salary as of October 1, 1994. The agreement provided that if Zapata terminated Mr. McIntyre's employment for any reason other than for cause, Zapata would be obligated to pay Mr. McIntyre's base salary in effect on September 30, 1994 (approximately $8,825 per month) until December 17, 1998. Zapata terminated Mr. McIntyre's employment effective January 15, 1996, thereby triggering Zapata's obligation to make such payments through December 17, 1998.

     Effective March 15, 1991, Zapata entered into an employment agreement with Mr. Williams. As a result of the termination of his employment on August 14, 1995, Mr. Williams will receive payments for three years equivalent to his base salary in effect at the time of the termination ($163,116 annually). Effective August 16, 1995, Zapata Exploration Company, a wholly owned subsidiary of Zapata ("Zapex"), entered into a consulting agreement (the "Williams Consulting Agreement") with Mr. Williams whereby he agreed to provide services including operational oversight for Zapex's Bolivia investment, direction of the winding down of Zapex's domestic oil and gas operations, and other services in exchange for a monthly payment equal to a retainer plus an hourly fee. The Williams Consulting Agreement is terminable by either Zapex or Mr. Williams upon written notice of an election to terminate, which termination shall be effective upon the last day of the month following the month during which any such notice is given. Payments to Mr. Williams under the provisions of the Williams Consulting Agreement during the portion of fiscal 1995 following the termination of his employment are included in the "All Other Compensation" column of the Summary Compensation Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal years ended September 30, 1995 and 1996 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the approval and administration of compensation programs for Zapata's executive officers. As used in this report, the term Compensation Committee is used to include the full Board of Directors after it assumed the responsibilities of the Compensation Committee effective May 1996. The Compensation Committee endeavored to ensure that the compensation programs for Zapata's executive officers were effective in attracting and retaining key executives responsible for the success of Zapata and were administered in an appropriate fashion in the long-term best interests of Zapata and its stockholders. The Compensation Committee sought to align total compensation for Zapata's executive officers with the performance of Zapata and the individual performance of each executive officer in assisting Zapata in accomplishing its goals. Zapata's compensation program consists of (1) an annual component, which includes base salary and an annual incentive bonus, and (2) a long-term component consisting of stock options. The following is a report of the Compensation Committee with respect to compensation policies and determinations relating to fiscal years 1995 and 1996.

  Base Salary

     The Compensation Committee's policy with respect to 1995 and 1996 base salaries for executive officers was generally to keep them at appropriate levels in light of compensation surveys in which Zapata participated. From August 1994 until March 1995, Malcolm I. Glazer served as Chairman, President and Chief Executive Officer of Zapata and received no compensation for acting in these capacities other than director and board committee fees. When Avram A. Glazer became President and Chief Executive Officer in March 1995, his annual salary was established by the Board of Directors at $300,000, the same salary rate as had applied to Malcolm I. Glazer's predecessor as Chief Executive Officer. The determination of the base salaries for all the executive officers, including the Chief Executive Officer, but excluding Mr. Lassiter, was based on the Compensation Committee's subjective evaluation and did not involve application of objective measures of performance. The compensation for Mr. Lassiter and (beginning in June 1996) Mr. von Rosenberg is fixed by contract. The compensation surveys were evaluated for purposes of determining general competitive compensation levels, and variations in performance between Zapata and companies included in the surveys were not specifically evaluated in connection with the determination of base salary levels. The companies included in the surveys are not necessarily the same as those included in the Peer Group referred to under "Stockholder Return Performance Graph."

  Annual Incentive Bonus

     Bonuses were paid to executive officers for fiscal 1995 based on the Compensation Committee's subjective evaluation of their respective performance. Zapata has not yet established bonuses for its executive officers for fiscal 1996.

  Stock Options

     The Compensation Committee believes that to achieve Zapata's long-term growth objectives and to align management and its stockholders' interest, it is in Zapata's best interest from time to time to grant stock options to key members of its management staff. Zapata's 1990 Stock Option Plan and Special Incentive Plan are administered by the Compensation Committee, which has the full power and authority to designate participants and determine the terms and provisions of the option agreements. The price of each option granted is the fair market value of a share of Common Stock on the date the option is granted. No options were granted under the 1990 Stock Option Plan or the Special Incentive Plan during fiscal years 1995 and 1996.

Avram A. Glazer
Ronald C. Lassiter
Robert V. Leffler, Jr.
Malcolm I. Glazer (with respect to the period beginning May 1996)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended September 30, 1995, the Compensation Committee initially was comprised of Malcolm I. Glazer, Avram A. Glazer, Peter M. Holt, Daniel P. Whitty and Ronald C. Lassiter (as a nonvoting member). Mr. Whitty served on the Compensation Committee until his resignation from the Board of Directors in November 1994. Mr. M. Glazer resigned from the Compensation Committee on December 29, 1994 and was replaced by Myrl S. Gelb, who served on the committee from that date until his resignation from the Board of Directors in May 1995. Mr. Robert V. Leffler, Jr. became a member of the Compensation Committee in May 1995. Mr. Lassiter became a voting member of the Compensation Committee in September 1995. Mr. Holt's membership on the Compensation Committee ceased when he resigned from the Board of Directors in November 1995. Mr. A. Glazer resigned from the Compensation Committee in January 1996. Compensation Committee members M. Glazer, A. Glazer, Holt and Lassiter were officers of Zapata (or one or more of its subsidiaries) during the fiscal year ended September 30, 1995. For the fiscal year ended September 30, 1996, the Compensation Committee was initially comprised of Avram A. Glazer, Ronald C. Lassiter and Robert V. Leffler, Jr. Mr. A. Glazer served on the Compensation Committee until his resignation in January 1996. Messrs. Lassiter and Leffler served on the Compensation Committee until the Board of Directors assumed the responsibilities of the Compensation Committee effective May 1996. Messrs. A. Glazer and Lassiter were officers of Zapata (or one or more of its subsidiaries) during the fiscal year ended September 30, 1996.

     In November 1993, Zapata purchased the natural gas compression business of Energy Industries for an aggregate of $74 million in cash and 2,700,000 shares of Common Stock. At the time of the acquisition, Mr. Holt was the chief executive officer of Energy Industries, as well as its majority shareholder. In fiscal 1995, Zapata made indemnification claims against Mr. Holt and the other sellers aggregating approximately $7 million under the purchase agreement relating to Zapata's acquisition of Energy Industries. As of November 13, 1996, such claims remained unresolved. In connection with the acquisition of Energy Industries, Zapata entered into a three-year noncompetition agreement and a three-year Consulting Agreement with Mr. Holt. These agreements were not affected by the Energy Industries Sale. However, as a result of Mr. Holt's resignation in November 1995, Zapata's obligations under the Consulting Agreement were terminated.

     During fiscal 1995, Energy Industries purchased Caterpillar engines and parts from Holt Company of Texas, a corporation owned by Mr. Holt, for consideration totaling $10.4 million. Zapata believes that such payments are comparable to those that would have been made to nonaffiliated entities for comparable products.

     On February 14, 1995, Zapata entered into a stock purchase agreement with ZP Acquisition Corp. ("ZP") for the sale of Zapata Protein, Inc. Ronald C. Lassiter held an ownership interest in ZP, which committed to buy all of the issued and outstanding shares of Zapata Protein, Inc. for $56 million. ZP and its guarantors failed to close the transaction and perform their obligations under the purchase agreement and related guaranty agreement. Zapata has filed a lawsuit in the District Court of Harris County, Texas, number 95-26579, styled Zapata Corporation v. ZP Acquisition Corp., et al., seeking to recover all damages arising from the failure to close the Zapata Protein transaction. Zapata has considered from time to time other transactions that would involve its marine protein operations, including the acquisition of related businesses that would be combined with the marine protein operations and the sale or spin-off to its stockholders of those operations. Ronald C. Lassiter, a director of Zapata and Chairman of the Special Committee, is Chairman and Chief Executive Officer of Zapata Protein, Inc. and could leave Zapata and continue with the marine protein operations in case of their disposition by Zapata.

     In August 1995, Zapata purchased 4,189,298 shares of the common stock of Envirodyne for $18.8 million from the Malcolm Glazer Trust established U/A dated as of March 23, 1990. Such shares represented all of Malcolm I. Glazer's ownership interest in Envirodyne. Zapata paid the purchase price by issuing a subordinated promissory note in a principal amount of $18.8 million, bearing interest at the prime rate and maturing in August 1997, subject to prepayment at Zapata's option. This transaction was approved by a special committee of Zapata's Board of Directors comprised of Messrs. Lassiter, Leffler and Loar. Zapata prepaid the entire principal amount of the promissory note during the last quarter of fiscal 1995 and first quarter of fiscal 1996.

     In September 1995, the Board of Directors established the Special Committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving Zapata and Houlihan's and Specialty. Malcolm I. Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and Specialty, respectively, and Malcolm I. Glazer, Avram A. Glazer and other members of their family serve as directors of both of those companies. Subsequently, the Special Committee's authority was expanded to include taking action to approve the issuance of Common Stock and related matters in connection with the Merger. Prior to formation of the Special Committee, Zapata's management and board of directors developed a consensus to pursue the redirection of Zapata's business into the food services industry. The proposed redirection resulted from the perception of management and the Board of Directors that prospects for growth and increased profitability in the gas services industry were limited and that the food services industry included undervalued companies with good growth potential. Zapata's plan to pursue entry into the food services business did not result from a comprehensive assessment of all possible business opportunities, but was developed in the context of Malcolm I. Glazer's interests in Houlihan's and other businesses in the food services industry and with the recognition that companies in which Malcolm I. Glazer had interests would be considered for acquisition in connection with the redirection of Zapata's business. In connection with the Merger, the members of the Special Committee were granted a proxy to vote the approximately 35.2% of the outstanding shares of Common Stock beneficially owned by Malcolm I. Glazer on the Merger in the same manner as the votes cast on the matter by holders of a majority of the shares of Common Stock not beneficially owned by Malcolm I. Glazer present and voting on the matter. On October 8, 1996, Zapata announced that it terminated the Merger Agreement due in part to a court ruling in the Pasternak Case that consummation of the Merger would require the approval of holders of 80% of the outstanding voting stock of Zapata.

     On May 6, 1996, Darcie Glazer became employed by Zapata as an investment analyst. She is a daughter of Malcolm I. Glazer. Ms. Glazer's office is in New York City in space which Zapata does not bear any costs of providing. She receives an annual salary of $95,000 and other standard employee benefits.

     Following the death of W. George Loar in September 1996, the composition of the Board of Directors may be deemed not to meet the requirements of the NYSE. Zapata's Board of Directors is in the process of attempting to identify suitable independent candidates for membership on the Board of Directors and expects that additional independent directors will be included as nominees by the Board of Directors for Zapata's 1997 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kristian Siem served as a director of Zapata from 1993 until his resignation in April 1995. On May 17, 1993, Zapata completed certain financial transactions with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and, collectively with Norex Drilling and other affiliates, "Norex"), a company of which Mr. Siem was the Chairman and Chief Executive Officer. In these transactions, Zapata raised $111.4 million from the issuance of debt and equity securities pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"). Under the terms of the Norex Agreement, Zapata issued $50.0 million of senior secured notes and $32.6 million of senior convertible notes to Norex. In addition, Norex purchased 3.0 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable at the option of Norex into 673,077 shares of Tidewater Inc. common stock owned by Zapata. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable notes, maturing May 16, 1996. The 8.5% unsecured notes were exchangeable into the 673,077 shares of Tidewater common stock for which the $1 Preference Stock had previously been exchangeable. In March 1995, Zapata entered into an agreement with Norex under which Zapata was permitted to sell the shares of Tidewater common stock and apply the net proceeds toward repayment of the 8.5% unsecured notes. All of such shares were sold in March 1995 for $12.7 million and the proceeds applied to reduce the outstanding principal amount of the 8.5% unsecured notes from $17.5 million to $4.8 million in April 1995. Zapata prepaid the $4.8 million outstanding balance in March 1996. On April 10, 1995, Zapata repurchased from Norex 2,250,000 shares of Common Stock for an aggregate purchase price of $9,000,000. Pursuant to a conditional resignation letter dated March 7, 1995, Mr. Siem's resignation from Zapata's Board of Directors became effective when the repurchase of the 2,250,000 shares of Common Stock from Norex, the receipt by Norex of the proceeds of the sale of the Tidewater common stock and the payment to Mr. Siem of certain unpaid directors' fees and reimbursed expenses had all been completed. As a result, Mr. Siem's resignation from the Board of Directors became effective on April 10, 1995.

     For further information concerning certain transactions and relationships with Zapata, see "-- Compensation Committee Interlocks and Insider Participation."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the number of shares of Common Stock or $2 Preference Stock owned beneficially as of November 4, 1996 by (i) each person known to Zapata to beneficially own more than 5% of the outstanding shares of either Common Stock or $2 Preference Stock, (ii) each director, (iii) the 1996 Named Officers and (iv) all directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                                            AMOUNT OF SHARES
                                                                           BENEFICIALLY OWNED
                                                                         -----------------------
                                                                                        PERCENT
     TITLE OF CLASS                      BENEFICIAL OWNER                  SHARES       OF CLASS
     --------------                      ----------------                ----------     --------
Zapata Common Stock......  Avram A. Glazer(1)                                20,000       *
                           Malcolm I. Glazer(1)                          10,415,384      35.2%
                             1482 South Ocean Boulevard
                             Palm Beach, Florida 33480
                           Ronald C. Lassiter                                78,477       *
                           Robert V. Leffler, Jr.(1)                          6,666       *
                           Joseph L. von Rosenberg III(1)                    20,000       *
                           Robert A. Gardiner(1)                              6,000       *
                           Ryback Management Corporation(2)               4,635,000      15.7%
                             7711 Carondelet Avenue,
                             Box 16900
                             St. Louis, Missouri 63105
                           Pioneering Management Corporation(3)           2,083,100       7.05%
                             60 State Street
                             Boston, Massachusetts 02109-1820
                           Directors and executive officers as a group
                             (6 persons)                                 10,546,527       35.6%

$2 Preference Stock......  Larry A. Reiten                                      150        5.7%
                           Route 1, Box 297
                           Bayfield, Wisconsin 54814-9701

---------------

 *  Represents ownership of less than 1.0%.

(1) Includes 20,000, 20,000, 6,666, 20,000, and 6,000 shares issuable under options, exercisable within 60 days of November 1, 1996, held by Messrs. A. Glazer, M. Glazer, Leffler, von Rosenberg and Gardiner, respectively.

(2) As reported on Form 13G dated September 25, 1996 and filed with the Commission. Consists of 2,336,400 and 2,298,600 shares beneficially owned by Linder Growth Fund and Linder Dividend Fund, respectively.

(3) As reported on Form 13G dated January 26, 1996 and filed with the Commission.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in Zapata's cumulative total return on its Common Stock over the preceding six-year period with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and with a peer group of publicly traded companies over the same period. The peer group (the "Peer Group") is the peer group used by Zapata in the presentation of the performance graph included in the proxy soliciting material for its 1996 annual meeting and consists of the following companies:
Tidewater, Production Operators Corp., Western Gas Resources, Inc., Aquila Gas Pipeline Corporation, Tejas Gas Corporation, KN Energy, Inc. and USX-Delhi Group. Prior to fiscal 1996, the Peer Group included Enterra Corp. Enterra Corp. was removed from the Peer Group in fiscal 1996 as a result of its acquisition by Weatherford Enterra, Inc. in October 1995. The Peer Group information below excludes Enterra Corp. in all periods presented in the graph. As a result of its exit from the gas services business in fiscal 1996, Zapata expects to choose a new peer group for the proxy soliciting material for its 1997 annual meeting.

                COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURN*

                 AMONG ZAPATA CORPORATION, THE S & P 500 INDEX
                                AND A PEER GROUP

      MEASUREMENT PERIOD             ZAPATA
    (FISCAL YEAR COVERED)          CORPORATION    PEER GROUP        S&P 500
9/90                                  100             100             100
9/91                                   65              93             131
9/92                                   80             133             146
9/93                                   80             192             165
9/94                                   73             149             171
9/95                                   71             172             221
9/96                                   59             214             266

* $100 INVESTED ON 09/30/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                   APPROVAL OF 1996 LONG-TERM INCENTIVE PLAN

                                  (PROPOSAL 2)

     The Board of Directors has adopted, subject to approval by the stockholders of Zapata, the 1996 Long-Term Incentive Plan of Zapata (the "Incentive Plan"). A copy of the Incentive Plan is attached hereto as Appendix A. The following description of the Incentive Plan is qualified by reference to the full text of the Incentive Plan.

     The purpose of the Incentive Plan is to retain key executives and other selected employees, reward them for making major contributions to the success of Zapata and provide them with a proprietary interest in the growth and performance of Zapata and its subsidiaries.

     Employees who participate in the Incentive Plan will be selected by a committee designated by the Board of Directors to administer the Incentive Plan or by the Board of Directors if it elects to administer the Incentive Plan itself (the "Committee," which term includes the Board of Directors if it elects to administer the Incentive Plan itself) from among those employees who hold positions of responsibility and whose performance, in the judgment of the Committee, has a significant effect on the success of Zapata.

     The total number of shares of Common Stock that may be issued pursuant to the Incentive Plan will not exceed 5,000,000. Not more than 750,000 shares of Common Stock are available for awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than fair market value on the date of grant. The number of shares of Common Stock that may be awarded pursuant to the Incentive Plan is subject to adjustment upon the occurrence of certain events.

     The Incentive Plan will be administered by the Committee, which will be constituted to permit grants under the Incentive Plan to qualify for exemption under Rule 16b-3 promulgated under the Exchange Act. Subject to the terms of the Incentive Plan, the Committee will have authority (i) to select employees to receive awards, (ii) to determine the timing, form, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the Incentive Plan and adopt rules, regulations and guidelines for carrying out the Incentive Plan. The Committee may delegate certain of its duties under the Incentive Plan to senior officers of Zapata.

     The Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards and cash awards. Stock options will have exercise prices not less than the fair market value of the Common Stock on the date of grant and may be incentive stock options that comply with Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The exercise price of any stock option may, at the discretion of the Committee, be paid in cash or by surrendering shares of Common Stock or another award under the Incentive Plan, valued at fair market value on the date of exercise, or any combination thereof. Vesting conditions for a stock option will be specified by the Committee and set forth in the applicable option agreement. Vesting conditions may include, without limitation, provision for acceleration in the case of a change in control of Zapata or for stock appreciation rights exercisable for cash (in lieu of the option) in the case of such a change in control.

     Stock appreciation rights are rights to receive, without payment to Zapata, cash or shares of Common Stock with a value determined by reference to the difference between the exercise or "strike" price of the stock appreciation right and the fair market value or other specified valuation of the Common Stock at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

     Stock awards may consist of Common Stock or be denominated in units of Common Stock. Stock awards may be subject to conditions established by the Committee, including service vesting conditions and performance conditions (including without limitation performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates). A stock award may provide for voting rights and dividend or dividend equivalent rights.

     Cash awards may be subject to conditions specified by the Committee, including service conditions and performance conditions.

     No participant may be granted, during any three-year period, awards consisting of stock options or stock appreciation rights exercisable for more than 12.5 percent of the shares of Common Stock reserved for issuance under the Incentive Plan.

     Payment of awards may be made in cash or Common Stock or combinations thereof, as determined by the Committee. An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

     An award may provide for a tax gross-up payment to a participant if a change in control of Zapata results in the participant owing an excise tax or other tax above the rate ordinarily applicable, pursuant to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount such that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.

     The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights under any award previously granted will be made without the award holder's consent and (ii) no amendment or alteration will be effective prior to approval by Zapata's stockholders to the extent such approval is required by applicable legal requirements.

     The holder of a nonqualified stock option will recognize no taxable income as a result of the grant of the stock option. Upon the exercise of the stock option, however, the holder of a nonqualified stock option will recognize taxable ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise or purchase price (or, in the case of relinquishment, in an amount equal to the sum of the cash received and the fair market value of the shares or award received determined on the date of exercise) and, correspondingly, Zapata will be entitled to an income tax deduction for such amount.

     Upon the exercise of an incentive stock option, the stock option holder generally will not recognize taxable income by reason of the exercise, and Zapata normally will not be entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods, any gain realized will be capital gain. Gain attributable to post-exercise appreciation of stock acquired upon the exercise of a nonqualified or incentive stock option will be capital gain if the stock option holder has held the shares as a capital asset for more than one year. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option within the minimum holding periods, the stock option holder would recognize ordinary income, and Zapata would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

     The grant of a stock appreciation right will produce no U.S. federal tax consequences for the participant or Zapata. The exercise of a stock appreciation right results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to Zapata.

     A participant under the Incentive Plan who has been granted an award of restricted shares of Common Stock will not realize taxable income at the time of the grant, and Zapata will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. Zapata will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by Zapata. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (i) Zapata will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the participant during the restriction period will be taxable as dividends to him or her and will not be deductible by Zapata, and (iii) there will be no further federal income tax consequences when the restrictions lapse.

     The allocation of awards under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Committee in its sole discretion, subject to the applicable provisions of the Incentive Plan.

VOTE REQUIRED

     Approval of the Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock and $2 Preference Stock represented and entitled to vote at the meeting, voting together as a single class. For the purpose of such determination, abstentions will have the same effect as votes cast against approval of the Incentive Plan, and broker non-votes will have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE
PLAN.

             STOCKHOLDER PROPOSAL TO PROVIDE FOR CUMULATIVE VOTING

                                  (PROPOSAL 3)

     Martin Glotzer, who resides at 7061 North Kedzie Avenue, Chicago, Illinois 60645, is the owner of 200 shares, and John J. Gilbert, who resides at 29 East 64th Street, New York, New York 10021-7043, is the owner of 203 shares and co-trustee with Margaret R. Gilbert under the will of Caston J. Gilbert for 40 shares, and both representing an additional family interest of 1,600 shares of Common Stock. These stockholders have advised Zapata that it is their intention to present the following resolution for consideration and action by stockholders at the Annual Meeting:

          "RESOLVED: That the stockholders of Zapata Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENTS' STATEMENT IN SUPPORT OF PROPOSAL

     Ms. Gilbert and Messrs. Glotzer and Gilbert have made the following statement in support of this proposal:

          "REASONS: Continued support along the lines we suggest were shown at
     the last annual meeting, when           %,           [LEFT BLANK BY
     PROPONENTS] owners of           [LEFT BLANK BY PROPONENTS] shares, were
     cast in favor of this proposal. The vote against included           [LEFT
     BLANK BY PROPONENTS] unmarked proxies."

          "A California law provides that all state pension holding and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors."

          "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors."

          "We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards."

          "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The high derivative losses might have been prevented with cumulative voting."

          "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend."

          "Lockheed-Martin, as well as VWR Corporation [sic] now have a provision that if anyone has 40% of the shares, cumulative voting applies, it applies to the latter company."

          "In 1995 American Premier adopted cumulative [sic] voting. Allegheny Power System tried to take away cumulative voting as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights."

COMMENT BY MANAGEMENT

     The Board of Directors believes that directors should be chosen for their capacity and willingness to represent all stockholders, and that the present system of voting for directors provides the best assurance that the decisions of the directors will be made in the best interest of all the stockholders, rather than for the benefit of special interest groups. Neither the laws of the State of Delaware, the state in which Zapata and most major publicly owned corporations are incorporated, nor the Model Business Corporation Act, which reflects a consensus of the academic and practicing legal community, requires cumulative voting. This is in accord with the belief of the Board of Directors that the principle of majority rule is the appropriate one for the election of directors.

     Under the Delaware General Corporation Law, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to Zapata's Restated Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of Zapata's stockholders. The Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

     The Stockholder Proposal included an erroneous statement that all proxies not marked will be voted for the Stockholder Proposal. Because this statement is contrary to the Commission's proxy rules, Zapata has omitted this statement from the Stockholder Proposal.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock and $2 Preference Stock represented and entitled to vote on the matter, voting together as a single class, is required to approve the Stockholder Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter properly comes before the meeting, it is intended that proxies in the enclosed form will be voted on the matter in accordance with the discretion of the persons named in the proxy.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. is auditing the Company's financial statements for the fiscal year ended September 30, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 1997 annual meeting of stockholders must be received by the Company by March 3, 1997 to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 meeting.

                                 By Order of the Board of Directors,


                                 Joseph L. von Rosenberg III
                                 Executive Vice President, General Counsel and Corporate Secretary

                                                                      APPENDIX A

                         1996 LONG-TERM INCENTIVE PLAN

                                       OF

                               ZAPATA CORPORATION

     1. Objective. The 1996 Long-Term Incentive Plan (the "Plan") of Zapata Corporation, a Delaware corporation (the "Company"), is designed to retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

     2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

     "Award" means the grant of any form of stock option, stock appreciation right, stock award or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

     "Award Agreement" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means such committee of the Board as is designated by the Board to administer the Plan, except that if the Board elects to administer the Plan itself, "Committee" shall refer to the Board. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3, as hereinafter defined.

     "Common Stock" means the Common Stock, par value $.25 per share, of the Company.

     "Director" means an individual serving as a member of the Board.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Fair Market Value" means, as of a particular date, (i) if the shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are not so listed but are quoted in the NASDAQ National Market System the closing sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or
(iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc.

     "Participant" means an employee of the Company or any of its Subsidiaries to whom an Award has been made under this Plan.

     "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

     "Subsidiary" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

     3. Eligibility. Employees of the Company and its Subsidiaries eligible for an Award under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

     4. Common Stock Available for Awards. There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 5,000,000 shares of Common Stock. Notwithstanding the foregoing, not more than an aggregate of 750,000 shares of Common Stock shall be available for Awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than the Fair Market Value on the date of grant. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and stock exchanges and transaction reporting systems to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder.

     5. Administration. This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Unless otherwise provided in an Award Agreement with respect to a particular award, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

     6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

     7. Awards. The Committee shall determine the type or types of Awards to be made to each Participant under this Plan. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant and by the Chief Executive Officer, the Chief Operating Officer or any Vice President of the Company for and on behalf of the Company. Awards may consist of those listed in this Paragraph 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. An Award may provide that to the extent that the acceleration of vesting or any payment made to a Participant under this Plan in the event of a change of control of the Company is subject to federal income, excise or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Sections 280G and 4999 of the Code, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall be obligated to pay such Participant an additional amount of cash (the "Additional Amount") such that the net amount received by such Participant, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that such Participant would have received if such Penalty Tax were not applicable. Notwithstanding anything herein to the contrary, no Participant may be granted, during any three-year period, Awards consisting of stock options or stock appreciation rights exercisable for more than 12.5% of the shares of Common Stock reserved for issuance under the Plan.

     (a) Stock Option. An Award may consist of a right to purchase a specified number of shares of Common Stock at a specified price that is not less than the greater of (i) the Fair Market Value of the Common Stock on the date of grant and (ii) the par value of the Common Stock on the date of grant. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.

     (b) Stock Appreciation Right. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable Award Agreement.

     (c) Stock Award. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

     (d) Cash Award. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the Award Agreement, including, but not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance.

     8. Payment of Awards.

     (a) General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions. As used herein, "Restricted Stock" means Common Stock that is restricted or subject to forfeiture provisions.

     (b) Deferral. With the approval of the Committee, payments may be deferred, either in the form of installments or a future lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

     (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Common Stock or units of Common Stock.

     (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards to exercise a stock option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant. The Committee may provide for loans from the Company to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

     10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

     11. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is required by applicable legal requirements.

     12. Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

     13. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-l(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 13 shall be null and void.

     14. Adjustments.

     (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee may adjust proportionally (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, Awards and the termination of unexercised options in connection with such transaction.

     15. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

     16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

     17. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

     18. Effective Date of Plan. The adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock and the Company's $2 Preference Stock present, or represented, and entitled to vote on the matter, voting together as a single class. If the stockholders of the Company should fail so to approve this Plan, this Plan shall be of no force or effect.

                                          Zapata Corporation

                                               PROXY

ZAPATA                               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CORPORATION            The undersigned hereby appoints Joseph L. von Rosenberg III, Robert A. Gardiner,
P.O. BOX 4240          Sharon M. Brunner and each of them, attorneys and agents with full power of
HOUSTON, TX 77210      substitution, to vote as proxy all the shares of Common Stock and $2 Noncumulative
                       Convertible Preference Stock of Zapata Corporation held of record by the undersigned on November 4, 1996 at the Annual Meeting of Stockholders of Zapata Corporation to be
                       held on December 5, 1996 and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.


If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided.  Specific choices may be made on the reverse side.

                                                   Dated __________________, 1996


                                                   ________________________________________________________
                                                   Signature

                                                   ________________________________________________________
                                                   Signature if held jointly

                                                   When signing as Executor, Administrator, Trustee or the like, please give full title.



                                            PROXY (CONTINUED)

This proxy will be voted as directed, or if no direction is indicated, will be voted FOR Proposal 1 - all nominees listed below for election as directors, FOR Proposal 2, and AGAINST Proposal 3.  The Board of Directors recommends a vote FOR Proposals 1 and 2, and recommends a vote AGAINST Proposal 3.


(1) Election of Directors         FOR ALL   [ ]    WITHHOLD AUTHORITY TO VOTE FOR  [ ]
                                  (except as specified below)

                                  Term Ending 1999:
                                  Malcolm I. Glazer
                                  R. C. Lassiter

Instructions:  To withhold vote for individual(s) write name(s) below.

_________________________________________________________________________________________________________________________

(2) Approval of 1996 Long-Term Incentive Plan             FOR   [ ]     AGAINST   [ ]     ABSTAIN   [ ]

(3) Stockholder proposal for cumulative voting            FOR   [ ]     AGAINST   [ ]     ABSTAIN   [ ]
                                                                  (Sign and date on reverse side)